Exhibit 10.2

Silentium Ltd.

Compensation Policy

2026

A.	Overview and Objectives

1	Introduction

This document sets forth the Compensation Policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of Silentium Ltd. (“Silentium” or the “Company”), in accordance with the requirements of the Companies Law, 5759-1999 and the regulations promulgated thereunder (the “Companies Law”).

Compensation is a key component of Silentium’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance Silentium’s value and otherwise assist Silentium to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of each officer to Silentium’s goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, Silentium’s directors.

This Policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted.

This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as Silentium’s Compensation Policy for five (5) years, commencing as of its adoption, unless amended earlier.

The Compensation Committee and the Board of Directors of Silentium (the “Compensation Committee” and the “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

Any deviation from any cap set forth in this Policy by up to 10% shall not be deemed to be a deviation and the compensation shall be viewed as compensation in compliance with this Policy and its provisions.

2	Objectives

Silentium’s objectives and goals in setting this Policy are to attract, motivate and retain experienced and talented leaders who will contribute to Silentium’s success and enhance shareholder value, while demonstrating professionalism in an achievement-oriented and merit-based culture that rewards long-term excellence, and embedding and modeling Silentium’s core values as part of a motivated behavior. To that end, this Policy is designed, among other things:

2.1	To closely align the interests of the Executive Officers with those of Silentium’s shareholders in order to enhance shareholder value;

2.2	To align a significant portion of the Executive Officers’ compensation with Silentium’s short and long-term goals and performance;

2.3	To provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;

2.4	To strengthen the retention and the motivation of Executive Officers in the long-term;

2.5	To provide appropriate awards in order to incentivize superior individual excellence and corporate performance; and

2.6	To maintain consistency in the way Executive Officers are compensated.

3	Compensation Instruments

Compensation instruments under this Policy may include the following:

3.1	Base salary;

3.2	Benefits;

3.3	Cash bonuses;

3.4	Equity based compensation;

3.5	Change of control provisions; and

3.6	Retirement and termination terms.

4	Overall Compensation - Ratio Between Fixed and Variable Compensation

4.1	This Policy aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet Silentium’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

4.2	The total annual target bonus and equity-based compensation per vesting annum (based on the fair market value at the time of grant calculated on a linear basis) of each Executive Officer shall not exceed 95% of such Executive Officer’s total compensation package for such year.

5	Inter-Company Compensation Ratio

5.1	In the process of drafting this Policy, the Board and Compensation Committee have examined the ratio between employer cost associated with the engagement of the Executive Officers, including directors, and the average and median employer cost associated with the engagement of Silentium’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).

5.2	The possible ramifications of the Ratio on the daily working environment in Silentium were examined and will continue to be examined by Silentium from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in Silentium.

B.	Base Salary and Benefits

6	Base Salary

6.1	A base salary provides stable compensation to Executive Officers and allows Silentium to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, corporate role, business responsibilities and past performance of each Executive Officer.

6.2	Since a competitive base salary is essential to Silentium’s ability to attract and retain highly skilled professionals, Silentium will seek to establish a base salary that is competitive with base salaries paid to Executive Officers in a peer group of other companies operating in sectors that are as much as possible similar in their characteristics to Silentium. To that end, Silentium shall aim to have a comparative market data and practices as a reference, including a survey comparing and analyzing the level of the overall compensation package offered to an Executive Officer with compensation packages for persons serving in similar positions (to that of the relevant officer) in the peer group. Such compensation survey may be conducted internally or through an external independent consultant.

6.3	The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. The main considerations for salary adjustment will be similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. The Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment. Any limitation herein based on the annual base salary shall be calculated based on the monthly base salary applicable at the time of consideration of the respective grant or benefit.

7	Benefits

7.1	The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:

7.1.1	Vacation days in accordance with market practice;

7.1.2	Sick days in accordance with market practice;

7.1.3	Convalescence pay according to applicable law;

7.1.4	Monthly remuneration for a study fund, as allowed by applicable law and with reference to Silentium’s practice and the practice in peer group companies (including contributions on bonus payments);

7.1.5	Silentium shall contribute on behalf of the Executive Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to Silentium’s policies and procedures and the practice in peer group companies (including contributions on bonus payments); and

7.1.6	Silentium shall contribute on behalf of the Executive Officer towards work disability insurance, as allowed by applicable law and with reference to Silentium’s policies and procedures and to the practice in peer group companies.

7.2	Non-Israeli Executive Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed. Such customary benefits shall be determined based on the principles otherwise set forth in this Policy (with the necessary changes and adjustments).

7.3	In the events of relocation and/or repatriation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in the cost of living. Such benefits may include reimbursement for out-of-pocket one-time payments and other ongoing expenses, such as a housing allowance, a car allowance, home leave visit, etc.

7.4	Silentium may offer additional benefits to its Executive Officers, which will be comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., provided, however, that such additional benefits shall be determined in accordance with Silentium’s policies and procedures.

C.	Cash Bonuses

8	Annual Cash Bonuses - The Objective

8.1	Compensation in the form of an annual cash bonus is an important element in aligning the Executive Officers’ compensation with Silentium’s objectives and business goals. Therefore, annual cash bonuses will reflect a pay-for-performance element, with payout eligibility and levels determined based on actual financial and operational results, in addition to other factors the Compensation Committee may determine, including individual performance.

8.2	An annual cash bonus may be awarded to Executive Officers upon the attainment of pre-set periodical objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) for each fiscal year, or in connection with such officer’s engagement, in case of newly hired Executive Officers, taking into account Silentium’s short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee and the Board may also determine applicable minimum thresholds that must be met for entitlement to the annual cash bonus (all or any portion thereof) and the formula for calculating any annual cash bonus payout, with respect to each fiscal year, for each Executive Officer. In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in Silentium’s business environment, a significant organizational change, significant merger and acquisition events, etc.), the Compensation Committee and the Board may modify the objectives and/or their relative weight during the fiscal year or may modify payouts following the conclusion of the year.

8.3	In the event that the employment of an Executive Officer is terminated prior to the end of a fiscal year, the Company may (but shall not be obligated to) pay such Executive Officer an annual cash bonus (which may or may not be pro-rated) assuming the Executive Officer is otherwise entitled to an annual cash bonus.

8.4	The actual annual cash bonus to be paid to Executive Officers shall be approved by the Compensation Committee and the Board.

9	Annual Cash Bonuses - The Formula

Executive Officers other than the CEO

9.1	The performance objectives for the annual cash bonus of Executive Officers, other than Silentium’s chief executive officer (the “CEO”), shall be approved by the Board of Directors after recommendation of the Compensation Committee and the CEO and may be based on company, division/departmental/business unit and individual objectives. Measurable performance objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, which will be based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, operating income and cash flows and may further include, divisional or personal objectives which may include operational objectives, such as (by way of example and not by way of limitation) market share, initiation of new markets and operational efficiency, customer focused objectives, project milestones objectives and investment in human capital objectives, such as (by way of example and not by way of limitation) employee satisfaction, employee retention and employee training and leadership programs. The Company may also grant annual cash bonuses to the Executive Officers, other than the CEO, on a discretionary basis.

9.2	The target annual cash bonus (not including any commissions in the case of Commission Based Executive Officers (as defined below)) that an Executive Officer, other than the CEO, will be entitled to receive for any given fiscal year, will not exceed 100% of such Executive Officer’s annual base salary.

9.3	The maximum annual cash bonus (not including any commissions in the case of Commission Based Executive Officers), including for overachievement performance, that an Executive Officer, other than the CEO, will be entitled to receive for any given fiscal year, will not exceed 150% of such Executive Officer’s annual base salary.

9.4	The annual commissions that any Executive Officer in a role with the Company which the Compensation Committee and the Board determine should be compensated in the form of commissions (collectively, the “Commission Based Executive Officers”) will not exceed 3% of the Company’s revenue for such given fiscal year.

9.5	All or part pf the Annual Cash Bonuses may be paid in cash or in equity (whether fully vested on the date of grant or not).

CEO

9.6	The annual cash bonus of the CEO will be mainly based on measurable performance objectives and may be subject to minimum thresholds as provided in Section 8.2 above. Such measurable performance objectives will be determined annually by the Compensation Committee (and, if required by law, by the Board) and will be based on company and personal objectives. These measurable performance objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which are based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, sales, operating income, EBITDA, cash flow or the Company’s annual operating plan and long-term plan.

9.7	The less significant part of the annual cash bonus granted to the CEO, and in any event not more than 30% of the annual cash bonus (or 3 base salaries, whichever is higher), may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria.

9.8	The target annual cash bonus that the CEO will be entitled to receive for any given fiscal year, will not exceed 200% of the CEO’s annual base salary.

9.9	The maximum annual cash bonus including for overachievement performance that the CEO will be entitled to receive for any given fiscal year, will not exceed 250% of the CEO’s annual base salary.

9.10	All or part pf the Annual Cash Bonuses of the CEO may be paid in cash or in equity (whether fully vested on the date of grant or not).

10	Other Bonuses

10.1	Special Bonus. Silentium may grant its Executive Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, or special recognition in case of retirement or any other special achievement) or as a retention award at the CEO’s discretion for Executive Officers other than the CEO (and in the CEO’s case, at the Compensation Committee’s and the Board’s discretion), subject to any additional approval as may be required by the Companies Law and to the limitations set by the Companies Law (the “Special Bonus”). Any such Special Bonus will not exceed 200% of the Executive Officer’s annual base salary. A Special Bonus can be paid, in whole or in part, in equity (whether fully vested on the date of grant or not) in lieu of cash and the value of any such equity component of a Special Bonus shall be determined in accordance with Section 13.3 below.

10.2	Signing Bonus. Silentium may grant a newly recruited Executive Officer a signing bonus. Any such signing bonus shall be granted and determined at the CEO’s discretion for Executive Officers other than the CEO (and in the CEO’s case, at the Compensation Committee’s and the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). Any such Signing Bonus will not exceed 100% of the Executive Officer’s annual base salary.

10.3	Relocation/ Repatriation Bonus. Silentium may grant its Executive Officers a special bonus in the event of relocation or repatriation of an Executive Officer to another geography (the “Relocation Bonus”). Any such Relocation Bonus will include customary benefits associated with such relocation and its monetary value will not exceed 100% of the Executive Officer’s annual base salary.

11	Policy for Recovery of Erroneously Awarded Compensation

The Policy for Recovery of Erroneously Awarded Compensation attached hereto as an Appendix A to Policy shall be incorporated into, and be deemed an integral part of, this Policy.

D.	Equity Based Compensation

12	The Objective

12.1	The equity-based compensation for the Executive Officers will be designed in a manner consistent with the underlying objectives of the Company in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of Silentium and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over multiple years, their incentive value to recipients is aligned with longer-term strategic plans.

12.2	The equity-based compensation offered by Silentium is intended to be in the form of share options and/or other equity-based awards, such as restricted shares, restricted stock units or performance stock units, in accordance with the Company’s equity incentive plan in place as may be updated from time to time.

12.3	All equity-based incentives granted to Executive Officers (other than bonuses paid in equity in lieu of cash) shall normally be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers. Unless determined otherwise in a specific award agreement or in a specific compensation plan approved by the Compensation Committee and the Board, grants to Executive Officers other than non-employee directors shall vest based on time, in one or more installments, gradually over a period of at least two (2) to four (4) years, or based on performance. The vesting schedule may be accelerated upon special circumstances as shall be determined by the Board. The exercise price of options (if granted) shall not be less than the closing price per share of the Company’s ordinary shares on the primary stock exchange (or OTC market, if the ordinary shares are not then listed on a stock exchange) on the trading day immediately preceding the date of the Board approval of such grant.

12.4	All other terms of the equity awards shall be in accordance with Silentium’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

13	General Guidelines for the Grant of Awards

13.1	The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, corporate role and the personal responsibilities of the Executive Officer.

13.2	In determining the equity-based compensation granted to each Executive Officer, the Compensation Committee and the Board shall consider the factors specified in Section 13.1 above, and in any event, the total fair market value of an annual equity-based compensation award at the time of grant[1] (not including bonuses paid in equity in lieu of cash) shall not exceed: (i) with respect to the CEO – 300% of his or her annual base salary; and (ii) with respect to each of the other Executive Officers - 300% of his or her annual base salary.

13.3	The fair market value of the equity-based compensation for the Executive Officers will be determined by multiplying the number of shares underlying the grant by the market price of Silentium’s ordinary shares on or around the time of the grant or according to other acceptable valuation practices at the time of grant, in each case, as determined by the Compensation Committee and the Board.

1 For the purpose of this Policy, the time of grant shall mean the date of the board approval of the equity grant.

E.	Retirement and Termination of Service Arrangements

14	Advanced Notice Period

Silentium may provide an Executive Officer, on the basis of the Executive Officer’s seniority in the Company, the Executive Officer’s contribution to the Company’s goals and achievements and the circumstances of the Executive Officer’s retirement prior notice of termination of up to twelve (12) months in the case of the CEO and six (6) months in the case of other Executive Officers, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of the Executive Officer’s equity-based compensation. Such advance notice may or may not be provided in addition to severance, provided, however, that the Compensation Committee shall take into consideration the Executive Officer’s entitlement to advance notice in establishing any entitlement to severance and vice versa. Silentium shall be entitled to waive the employment or service of an Executive Officer (including the CEO) during the course of the prior notice period, in whole or in part, provided that it continues to make all of the payments and provide all benefits s/he is due under his/her employment agreement and applicable law. Alternatively, Silentium shall be entitled to terminate the Executive Officer’s (including Silentium CEO) service without prior notice provided that the Company pays the officer (including Silentium CEO), on the date of the termination of his employment, payments that shall not be less than the payments he is owed in lieu of the prior notice period (and, without limitation salary, vacation days and all payments and benefits he is due under this employment agreement and applicable law)

15	Adjustment Period

Silentium may provide an additional adjustment period of up to six (6) months to the CEO or to any other Executive Officer according to the Executive Officer’s seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of the Executive Officer’s equity-based compensation.

16	Additional Retirement and Termination Benefits

Silentium may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices.

17	Non-Compete Grant

Upon termination of employment and subject to applicable law, Silentium may grant to its Executive Officers a non-compete grant as an incentive to refrain from competing with Silentium for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and shall not exceed such Executive Officer’s monthly base salary multiplied by twelve (12). The Board shall consider the existing entitlements of the Executive Officer in connection with the consideration of any non-compete grant.

18	Limitation Retirement and Termination of Service Arrangements

The total non-statutory payments under Section 14-17 above for a given Executive Officer shall not exceed the Executive Officer’s monthly base salary multiplied by twenty-four (24). The limitation under this Section 18 does not apply to benefits and payments provided under other chapters of this Policy.

F.	Exculpation, Indemnification and Insurance

19	Exculpation

Each and every director and Executive Officer may be exempted in advance for all or any of his/her liability for damage in consequence of a breach of the duty of care, to the fullest extent permitted by applicable law.

20	Insurance and Indemnification

20.1	Silentium may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and Silentium all subject to applicable law and the Company’s articles of association.

20.2	Silentium will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:

20.2.1	The limit of liability of the insurer shall not exceed the greater of $100 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval of the Insurance Policy by the Compensation Committee; and

20.2.2	The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering Silentium’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

20.3	Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), Silentium shall be entitled to enter into a “run off” Insurance Policy (the “Run-Off Policy”) of up to seven (7) years, with the same insurer or any other insurance, as follows:

20.3.1	The limit of liability of the insurer shall not exceed the greater of $100 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

20.3.2	The Run-Off Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of coverage and the market conditions and that the Run-Off Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

20.4	Silentium may extend an Insurance Policy in effect to include coverage for liability pursuant to a future public offering of securities as follows:

20.4.1	The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and that it does not materially affect the Company’s profitability, assets or liabilities.

G.	Arrangements upon Change of Control

21	The following benefits may be granted to the Executive Officers (in addition to, or in lieu of, the benefits applicable in the case of any retirement or termination of service) upon or in connection with a “Change of Control” or, where applicable, in the event of a Change of Control following which the employment of the Executive Officer is terminated or adversely adjusted in a material way:

21.1	Acceleration of vesting of outstanding options or other equity-based awards;

21.2	Extension of the exercise period of equity-based grants for the Executive Officers for a period of up to one (1) year, following the date of termination of employment; and

21.3	Up to an additional six (6) months of continued base salary and benefits following the date of termination of employment (the “Additional Adjustment Period”). For avoidance of doubt, such additional Adjustment Period may be in addition to the advance notice and adjustment periods pursuant to Sections 14 and 15 of this Policy, but subject to the limitation set forth in Section 18 of this Policy.

21.4	A cash bonus not to exceed 100% of the Executive Officer’s annual base salary in case of an Executive Officer other than the CEO and 150% in case of the CEO.

H.	Board of Directors Compensation

22	All of Silentium’s Board members, excluding the chairman of the Board, may be entitled to an annual cash fee retainer of up to US$50,000, committee membership annual cash fee retainer of up to US$15,000 and committee chairperson annual cash fee retainer of up to US$25,000. The chairperson of Silentium’s Board may be entitled to an annual cash fee retainer of up to US$150,000.

23	The compensation of the Company’s external directors, if any are required and elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

24	Notwithstanding the provisions of Section 22 above, in special circumstances, such as in the case of a professional director, an expert director or a director who makes a unique contribution to the Company, such director’s compensation may be different than the compensation of all other directors and may be greater than the maximum amount allowed under Section 22.

25	Each non-employee director and the chairperson of the Board may be granted equity-based compensation.

26	Each non-employee member of Silentium’s Board (excluding the chairman of the Board) may be granted an annual equity-based award in a total market value at the time of grant of up to US$250,000. The equity-based awards shall vest annually over a period of between one (1) to four (4) years. The chairperson of Silentium’s Board may be granted an annual equity-based award in a total market value at the time of grant of up to US$300,000. The equity-based awards shall vest annually over a period of between one (1) to four (4) years.

27	All other terms of the equity awards shall be in accordance with Silentium’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

28	In addition, members of the Board may be entitled to reimbursement of expenses in connection with the performance of their duties.

29	The compensation (and limitations) stated under Section H will not apply to directors who serve as Executive Officers.

I.	Miscellaneous

30	Nothing in this Policy shall be deemed to grant to any of the Executive Officers, employees, directors, or any third party any right or privilege in connection with their employment by or service to the Company, nor deemed to require Silentium to provide any compensation or benefits to any person. Such rights and privileges shall be governed by applicable personal employment agreements or other separate compensation arrangements entered into between Silentium and the recipient of such compensation or benefits. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or any part of it.

31	An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Executive Officer with an annual total cost to the Company not exceeding an amount equal to three (3) monthly base salaries of such employee.

32	In the event that new regulations or law amendment in connection with Executive Officers’ and directors’ compensation will be enacted following the adoption of this Policy, Silentium may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

33	For the purposes of this Policy, any and all limitations relating to the payment to any Executive Officer (including the CEO), will apply only to the payments made to such Executive Officer and not with respect to any payment to a relative thereof as a result of any engagement or employment relations between the Company and such relative.

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This Policy is designed solely for the benefit of Silentium and none of the provisions thereof are intended to provide any rights or remedies to any person other than Silentium.

Appendix A

Policy for Recovery of Erroneously Awarded Compensation

(See attached)

SILENTIUM LTD.

EXECUTIVE OFFICER CLAWBACK POLICY

I.	Purpose

This Executive Officer Clawback Policy describes the circumstances under which Covered Persons of Silentium Ltd. and any of its direct or indirect subsidiaries (the “Company”) will be required to repay or return Erroneously-Awarded Compensation to the Company.

This Policy and any terms used in this Policy shall be construed in accordance with any SEC regulations promulgated to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, including without limitation Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended, and the rules adopted by the NYSE, as well as the provisions of the Israeli Companies Law of 1999 (the “Companies Law”).

Each Covered Person of the Company shall sign an Acknowledgement and Agreement to the Clawback Policy in the form attached hereto as Exhibit A as a condition to his or her participation in any of the Company’s incentive-based compensation programs; provided that this Policy shall apply to each Covered Person irrespective of whether such Covered Person shall have failed, for any reason, to have executed such Acknowledgement and Agreement.

II.	Definitions

For purposes of this Policy, the following capitalized terms shall have the respective meanings set forth below:

(a)	“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). Notwithstanding the foregoing, none of the following changes to the Company’s financial statements represent error corrections and shall not be deemed an Accounting Restatement: (a) retrospective application of a change in accounting principle; (b) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (c) retrospective reclassification due to a discontinued operation; (d) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (e) retrospective revision for share splits, reverse share splits, share dividends or other changes in capital structure.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Clawback-Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement, any Incentive-Based Compensation Received by a Covered Person (regardless of whether such Covered Person was serving at the time that Erroneously-Awarded Compensation is required to be repaid) (i) on or after the NYSE Effective Date, (ii) after beginning service as a Covered Person, (iii) while the Company has a class of securities listed on a national securities exchange or national securities association and (iv) during the Clawback Period.

(d)	“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)	“Committee” shall mean the Compensation Committee of the Board.

(f)	“Covered Person” shall mean any person who is, or was at any time, during the Clawback Period, an Executive Officer of the Company. For the avoidance of doubt, Covered Person may include a former Executive Officer that left the Company, retired or transitioned to an employee non-Executive Officer role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period, and this Policy applies regardless of whether the Covered Person was at fault for an accounting error or other action that resulted in, or contributed to, the Accounting Restatement.

(g)	“Erroneously-Awarded Compensation” shall mean the amount of Clawback-Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts. This amount must be computed without regard to any taxes paid.

(h)	“Executive Officer” shall mean (i) the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, (ii) any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company, or (iii) an “Officer” within the meaning set forth in the Companies Law. For the sake of clarity, at a minimum, all persons who would be executive officers pursuant to Rule 401(b) under Regulation S-K shall be deemed “Executive Officers”.

(i)	“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures, including, without limitation, measures that are “non-GAAP financial measures” for purposes of Exchange Act Regulation G and Item 10(e) of Regulation S-K, as well other measures, metrics and ratios that are not non- GAAP measures. For purposes of this Policy, Financial Reporting Measures shall include stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a Company filing with the SEC.

(j)	“Incentive-Based Compensation” shall have the meaning set forth in Section III below.

(k)	“NYSE” shall mean The New York Stock Exchange.

(l)	“NYSE Effective Date” shall mean [____] [__], 2026.

(m)	“Policy” shall mean this Executive Officer Clawback Policy, as the same may be amended and/or restated from time to time.

(n)	“Received” shall mean Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant occurs after the fiscal period.

(o)	“Repayment Agreement” shall have the meaning set forth in Section V below.

(p)	“Restatement Date” shall mean the earlier of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(q)	“SARs” shall mean stock appreciation rights.

(r)	“SEC” shall mean the U.S. Securities and Exchange Commission.

III.	Incentive-Based Compensation

“Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested wholly or in part upon the attainment of a Financial Reporting Measure.

For purposes of this Policy, specific examples of Incentive-Based Compensation include, but are not limited to:

•	Non-equity incentive plan awards that are earned based, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;
•	Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;
•	Other cash awards based on satisfaction of a Financial Reporting Measure performance goal;
•	Restricted stock, restricted stock units, performance share units, stock options and SARs that are granted or become vested, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal; and
•	Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal.

For purposes of this Policy, Incentive-Based Compensation excludes:

•	Any base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal);
•	Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;
•	Bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period;
•	Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and
•	Equity awards that vest solely based on the passage of time and/or satisfaction of one or more non-Financial Reporting Measures.

IV.	Determination and Calculation of Erroneously-Awarded Compensation

In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously-Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment, forfeiture or return thereof, as applicable.

(a)	Cash Awards. With respect to cash awards, the Erroneously-Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been Received applying the restated Financial Reporting Measure.

(b)	Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously-Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)	Equity Awards. With respect to equity awards, if the shares, options, SARs or other equity awards are still held at the time of recovery, the Erroneously-Awarded Compensation is the number of such securities Received in excess of the number that should have been received applying the restated Financial Reporting Measure (or the value in excess of that number). If the options, SARs or other equity awards have been exercised, vested, settled or otherwise converted into underlying shares, but the underlying shares have not been sold, the Erroneously-Awarded Compensation is the number of shares underlying the excess options or SARs (or the value thereof). If the underlying shares have already been sold, the Erroneously-Awarded Compensation is the higher of the value of the stock upon vesting, exercise or sale.

(d)	Compensation Based on Stock Price or Total Shareholder Return. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Committee shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE in accordance with applicable listing standards).

V.	Recovery of Erroneously-Awarded Compensation

Once the Committee has determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Covered Person, the Committee shall take all necessary actions to recover the Erroneously-Awarded Compensation. Unless otherwise determined by the Committee, the Committee shall pursue the recovery of Erroneously-Awarded Compensation in accordance with the below:

(a)	Cash Awards. With respect to cash awards, the Committee shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Committee, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee, the Company shall countersign such Repayment Agreement.

(b)	Unvested Equity Awards. With respect to those equity awards that have not yet vested, the Committee shall take all necessary action to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

(c)	Vested Equity Awards. With respect to those equity awards that have vested and the underlying shares have not been sold, the Committee shall take all necessary action to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Covered Person has sold the underlying shares, the Committee shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee agrees to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Committee, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee, the Company shall countersign such Repayment Agreement.

(d)	Repayment Agreement. “Repayment Agreement” shall mean an agreement (in a form reasonably acceptable to the Committee) with the Covered Person for the repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person.

(e)	Effect of Non-Repayment. To the extent that a Covered Person fails to repay all Erroneously-Awarded Compensation to the Company when due (as determined in accordance with this Policy), the Company shall, or shall cause one or more other members of the Company to, take all actions reasonable and appropriate to recover such Erroneously-Awarded Compensation from the applicable Covered Person. Unless otherwise determined by the Committee in its discretion, the applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously-Awarded Compensation in accordance with the immediately preceding sentence.

The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

VI.	Discretionary Recovery

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if any one of the following conditions are met and the Committee determines that recovery would be impracticable:

(i)	The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously-Awarded Compensation, documented such attempts and provided such documentation to the NYSE;

(ii)	Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously-Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE; or

(iii)	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

VII.	Reporting and Disclosure Requirements

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable filings required to be made with the SEC.

VIII.	Effective Date

This Policy shall apply to any Incentive-Based Compensation Received on or after the NYSE Effective Date.

IX.	No Indemnification

The Company shall not indemnify any Covered Person against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Covered Persons for premiums, for any insurance policy to fund such Covered Person’s potential recovery obligations.

X.	Administration

The Committee has the sole discretion to administer this Policy and ensure compliance with the NYSE Rules and any other applicable law, regulation, rule or interpretation of the SEC or the NYSE promulgated or issued in connection therewith. Actions of the Committee pursuant to this Policy shall be taken by the vote of a majority of its members. The Committee shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive.

XI.	Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule, the Companies Law or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section XI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, the Companies Law or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

XII.	Other Recoupment Rights; No Additional Payments

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement or any other agreement entered into on or after the Adoption Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation or rule or pursuant to any similar policy in any employment agreement, equity plan, compensation policy, equity award agreement or similar arrangement and any other legal remedies available to the Company. However, this Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

XIII.	Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

ACKNOWLEDGEMENT AND AGREEMENT

TO THE

EXECUTIVE OFFICER CLAWBACK POLICY

OF

SILENTIUM LTD.

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Silentium Ltd. Executive Officer Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously-Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Name

Date